Prospectus Supplement                           Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated August 19, 2003)           Registration Number 333-106391


                                  $420,000,000

                            COMVERSE TECHNOLOGY, INC.

             Zero Yield Puttable Securities (ZYPS) due May 15, 2023
                  initially convertible into 23,366,574 shares
                   of Common Stock, par value $.10 per share

                              ---------------------

     This prospectus supplement relates to the resale by holders of our Zero Yield Puttable Securities (ZYPS) due May 15, 2023, or ZYPS, and the shares of common stock issuable upon conversion of the ZYPS. This prospectus supplement is part of and should be read in conjunction with our prospectus dated August 19, 2003, and the information incorporated therein by reference.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

             The date of this prospectus supplement is May 6, 2004.

     The information appearing in the following table amends or supplements the information in the table under the caption "Selling Holders," beginning on page 36 of our prospectus and was provided by or on behalf of the selling holders.


                                               PRINCIPAL                      NUMBER OF                          NUMBER OF SHARES
                                            AMOUNT OF ZYPS                    SHARES OF          NUMBER OF        OF COMMON STOCK
                                             BENEFICIALLY     PERCENTAGE     COMMON STOCK       SHARES OF          BENEFICIALLY
                                              OWNED AND         OF ZYPS      BENEFICIALLY      COMMON STOCK       OWNED  AFTER
 SELLING HOLDER                             OFFERED HEREBY    OUTSTANDING     OWNED(1)(2)     TO BE SOLD(1)      THE OFFERING(2)
 --------------                             --------------    -----------     -----------     -------------      ---------------



Argent LowLev Convertible
Arbitrage Fund LLC(3)....................        $260,000           *            14,465             14,465                --

Argent LowLev Convertible
Arbitrage Fund II LLC....................          40,000           *             2,225              2,225                --

Highbridge International LLC.............      19,132,000         4.56%       1,064,403          1,064,403                --


---------------------------------
*    Less than 1%.

(1) Assumes conversion of the full amount of ZYPS held by such holder at the initial conversion rate of 55.6347 shares per $1,000 principal amount of ZYPS; such conversion rate is subject to adjustment as described under "Description of the ZYPS--Conversion Rights." Accordingly, the number of shares of common stock issuable upon conversion of the ZYPS may increase or decrease from time to time. Under the terms of the indenture, cash will be paid in lieu of issuing fractional shares, if any, upon conversion of the ZYPS. Furthermore, the rights of the holders of ZYPS to convert their ZYPS into shares of common stock are subject to certain conditions described under "Description of ZYPS - Conversion Rights."

(2) The number of shares of common stock beneficially owned by each holder named in this prospectus supplement is less than 1% of CTI's outstanding common stock as of April 30, 2004.

(3) Amends the principal amount of ZYPS previously disclosed in the prospectus dated August 19, 2003 as being held by the selling holder.



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